UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 18-K/A
For Foreign Governments and Political Subdivisions Thereof

Amendment No.1
to
Annual Report of
HUNGARY

(Name of Registrant)

Date of end of last fiscal year: December 31, 2016

SECURITIES REGISTERED*

(As of the close of the fiscal year)

Title of Issue	Amounts as to which registration is effective	Names of exchanges on which registered
N/A	N/A	N/A

Name and address of person authorized to receive notices
and communications from the Securities and Exchange Commission:

Science and Technology Attaché of Hungary
227 East 52nd Street
New York, NY 10022

It is requested that copies of notices and communications from the Securities and Exchange Commission be sent to:

Jeffrey C. Cohen
Linklaters LLP
1345 Avenue of the Americas
New York, New York 10105
Phone: (212) 903-9000

* The Registrant is filing this annual report on a voluntary basis.

EXPLANATORY NOTE

The undersigned registrant hereby amends its Annual Report on Form 18-K for the fiscal year ended December 31, 2016 (the “Annual Report”) as follows:

The following additional exhibit is added to the Annual Report:

Exhibit (C)-1 – Copy of annual budget of Hungary for the year 2018 (in Hungarian) (P) (Rule 311).

(P)       Paper filing made under cover of Form SE pursuant to Rules 306(c) and 311 of Regulation S-T.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Hungary has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Budapest, on October 24, 2017.

HUNGARY

By:	/s/ György János Barcza

	Name:	Mr. György János Barcza

	Title:	Chief Executive Officer of Government
Debt Management Agency Private
Company Limited by Shares as attorney

EXHIBIT INDEX

Exhibit	Description
24.1	Power of Attorney dated September 20, 2017.*

99.C-1	Copy of annual budget of Hungary for the year 2018 (in Hungarian) (P) (Rule 311).

Notes:—

(P)	Paper filing made under cover of Form SE pursuant to Rules 306(c) and 311 of Regulation S-T.
*	Previously filed.